UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.       )

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THE GREATER CHINA FUND, INC.
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The Greater China Fund, Inc.

Your Guide to Important Information about our Proxy Statement

October 2012

The Greater China Fund, Inc.

Aberdeen

Vote Today	Proxy Questions and Answers

As a shareholder of The Greater China Fund, Inc., you have received very important and timely information regarding your investment. Enclosed you will find the notice of special meeting and Proxy Statement providing detailed information about a new proposed investment management agreement with Aberdeen Asset Management Asia Limited.

The Board of Directors has approved a new investment management agreement (the “Proposed Agreement”) between the Fund and Aberdeen Asset Management Asia Limited (“Aberdeen Asia”). Aberdeen Asia is a wholly owned subsidiary of Aberdeen Asset Management PLC (with its affiliates referred to as “Aberdeen Global”).

Baring Asset Management (Asia) Limited (“Barings”) is the current investment manager to the Fund, having served in this role for a number of years. The Board has identified Aberdeen Asia as having depth and experience in providing services to similar funds and investing in the greater China region for over two decades. Furthermore, Aberdeen Asia has agreed to accept a lower fee rate than the fee rate currently paid by the Fund without any reduction in services.

We need your vote!

Please vote today for the proposal to approve the investment management agreement with Aberdeen Asia. The Board of Directors of The Greater China Fund, Inc. has unanimously approved the investment management agreement with Aberdeen Asia and recommends that you vote FOR the proposal.

In addition to the detailed question and answer section in the enclosed Proxy Statement, we have created this useful guide with some helpful information regarding the proposal including how and why to vote.

Remember, no matter how large or small your holdings may be, every vote counts. Your rapid response will help us to expedite this transition and avoid additional proxy solicitation costs.

What am I being asked to do?

1. Read the enclosed Proxy Statement.

2. Review the voting instructions provided.

3. Sign, date and VOTE your proxy card/voting instruction form.

No matter how large or small your holdings may be, it is critical that your vote is received by the date of the shareholder meeting, which will be held at 11:00 a.m., Eastern Time, on November 1, 2012.

Why am I being asked to vote on a New Investment Management Agreement?

The Board determined that it would be in the best interest of the Fund and its stockholders to initiate a search for a successor to Barings to serve as investment adviser for the Fund.

After a comprehensive search process, the Board selected Aberdeen Asia based on Aberdeen Asia’s investment track record, investment process and philosophy, capabilities in the closed-end fund management business globally, and particular experience in managing Asian and Chinese equities.

How do I vote my shares?

There are four ways to vote:

1 By Mail: You may authorize your proxy by completing the enclosed proxy cards by dating, signing and returning them in the postage-paid envelope. Please note that if you sign and date the proxy cards but give no voting instructions, your shares will be voted “FOR” the Proposal described above.

2 Vote in Person: Attend the Special Meeting as described in the Proxy Statement. If you wish to attend the Special Meeting, we ask that you call us in advance at 1-866-333-6532.

3 By Internet: If you have shares registered in your name, log on to the internet and go to www.proxyvoting.com/gch. Follow the steps outlined on the secured website.

4 By Telephone: Call 1-866-540-5760 within the U.S.A., U.S. territories & Canada any time on a touch tone telephone. There is no charge to you for the call. Follow the instructions provided by the recorded message.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on October 31, 2012.

The Greater China Fund, Inc.

What does the Fund’s Board of Directors recommend that I vote FOR?

In light of the need to provide continued investment advisory and other services to the Fund and after considering alternatives and conducting an extensive analysis of the capabilities and credentials of Aberdeen Asia as an investment manager, the Directors of the Fund recommend you vote FOR the investment management agreement with Aberdeen Asia.

Why is the Board recommending Aberdeen Asia?

Aberdeen Asia has extensive experience in managing Asian and Chinese equities in both regional and single country mandates. Moreover, closed-end funds have formed part of Aberdeen Global’s business since Aberdeen Asset Management PLC’s inception and remain an important element of the firm’s client base in the U.S. and globally. For more information about Aberdeen Asia, please review the enclosed Proxy Statement.

How will the New Investment Management Agreement affect me as a Fund shareholder?

Your Fund and its investment objective will not change as a result of the New Investment Management Agreement and you will still own the same shares in the same Fund. The New Investment Management Agreement has terms that are similar to the terms of the Barings Investment Management Agreement.

Will the fee rates payable under the New Investment Management Agreement increase? Will total fund expenses increase?

No. Based on the Fund’s current asset size, the fees to be paid to Aberdeen Asia under the Proposed Agreement are less than the fees paid to Barings. Aberdeen Asia’s duties under the Proposed Agreement will be performed in accordance with the Fund’s investment objective and policies and within the guidelines and directions established by the Fund’s Board of Directors and include making investment decisions, supervising the acquisition and disposition of investments and selecting brokers or dealers to execute transactions. The Board has concluded that the Proposed Agreement provides for Aberdeen Asia to provide substantially the same investment advisory and management services as provided under the Prior Agreement with Barings.

How will the New Investment Management Agreement affect how the Fund is managed?

With regard to the investment philosophy and process that would be followed in managing the Fund, the Directors received extensive information about the buy-and-hold, low-turnover investment philosophy of, and the company-level, first hand research investment process followed by, Aberdeen Asia’s team members. Specifically, the Directors considered Aberdeen Asia’s description of its investment process as primarily a bottom-up process focused on disciplined evaluation of companies through face-to-face visits with management. The Directors further considered Aberdeen Asia’s explanations that: (i) no stock is bought prior to on-site meetings with company management and team members’ completion of a detailed written analysis of the company; (ii) company visits are rotated among team members to gain better perspective and benefit from team members’ experience and to foster more objective analyses of companies; and (iii) decisions whether to buy, sell or watch a stock are made with an opportunity for all team members to provide input based on company visits and analyses by individual members.

In connection with the proposal to approve the new investment management agreement, the Fund has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and stockholders are advised to read the proxy statement because it contains important information. The proxy statement and other documents filed by the Fund are available for free at the SEC’s website, http://www.sec.gov. Copies of the proxy statement will also be mailed to each stockholder of record as of the record date for the stockholder meeting.

Funds can potentially receive dividends from investment. Equity market volatility can lead to a fall in the value of the investment. Emerging markets present the potential for significant gains in relation to developed markets, but also present the potential for significant currency, political and liquidity risk. Concentrating investments in the Asian region subjects the Funds to more volatility and greater risk of loss than geographically diverse funds. Active management can potentially lead to out-performance or underperformance relative to the benchmark.

Closed-end funds, unlike open-end funds, are not continuously offered. Closed-end funds generally have a one-time initial public offering and then shares are subsequently traded on the secondary market through one of the stock exchanges. The investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the fund’s portfolio. Shares of closed-end funds frequently trade at a discount from the net asset value. The price of a Fund’s shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

International investing entails special risk considerations, including currency fluctuations, lower liquidity, economic and political risks, and differences in accounting methods; these risks are generally heightened for emerging market investments. There are also risks associated with investing in a single country fund.

www.aberdeen-asset.us/cef

About Aberdeen

Who is Aberdeen?

•	Asset management is our business. We are entirely focused on seeking to meet the investment expectations of our customers.

•	Aberdeen has more than 1,800 employees located in 31 offices in 23 countries around the world.

•	Our main investment offices are in London, Singapore, Edinburgh, Philadelphia and Sydney with other smaller offices in Bangkok, Tokyo, Budapest, Sao Paulo, Hong Kong and Kuala Lumpur.

Aberdeen Asset Management can trace its roots back to 1875 and the City of Aberdeen in the northeast of Scotland, which remains our headquarters today.

Aberdeen Asia’s office in Singapore is the regional head office of Aberdeen’s Asian operations, which were established in 1992.

Aberdeen has been investing in the Asia-Pacific region for over two decades, placing the firm in an ideal position to evaluate investment opportunities from a position of experience. Today, Aberdeen has offices throughout the Asian region in Bangkok, Hong Kong, Kuala Lumpur, Singapore, Shanghai, Sydney, Taiwan, Tokyo, and Melbourne. Aberdeen’s sole focus on asset management helps deliver independence, focus and discipline to its investment strategies.

Equities breakdown

Aberdeen Firm Profile

Total Assets under management	$286.5 billion
• Equities	$146.7 billion
• Fixed Income	$72.7 billion
• Real Estate	$29.7 billion
• Aberdeen Solutions	$37.4 billion

As of June 30, 2012

Our Investment Process

•	We believe that by following a clearly defined and consistent investment discipline for each of our portfolios we can produce strong returns for our clients over the long term.

•	Our investment teams champion original thinking and knowledge, so investment decisions are based only on our own research.

•	Aberdeen’s investment teams are geographically located in the markets or regions in which they invest.

•	We never invest in a company without personally meeting with the management team.

•	We are long-term investors in the securities which we hold in our portfolios.

Our Products

Aberdeen offers a range of investment vehicles to U.S. investors, including mutual funds, closed-end funds and large separate accounts.

Closed-end Funds: Aberdeen manages 11 U.S. SEC registered closed-end funds and serves as investment sub-advisor to two others with total closed-end fund assets under management of $5.2 billion as of June 30, 2012. Aberdeen’s closed-end fund strategies include emerging markets, Asia-Pacific equity and fixed income, global income, and single country funds.

Mutual Funds: We currently offer 22 mutual funds with strategies ranging from equity to fixed income to asset allocation products. Our funds are available through the major investment brokerage providers and platforms. We encourage investors to contact their financial advisors for information.

In the United States, Aberdeen Asset Management is the marketing name for the following affiliated, registered investment advisers: Aberdeen Asset Management Inc., Aberdeen Asset Managers Ltd., Aberdeen Asset Management Ltd. and Aberdeen Asset Management Asia Ltd., each of which is wholly owned by Aberdeen Asset Management PLC. “Aberdeen” is a U.S. registered service mark of Aberdeen Asset Management PLC.

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